Exhibit 10.1

EXECUTIVE EMPLOYMENT AGREEMENT

This Executive Employment Agreement (the “Agreement”) is made and entered into as of the last date written below (the “Effective Date”), by and between Teladoc Health, Inc. (the “Company”) and Laizer Kornwasser, an individual, residing at [        ] (the “Executive”).

WHEREAS, the Company desires to employ the Executive and the Executive wishes to be employed by the Company, in each case subject to the terms and conditions set forth below.

NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby expressly acknowledged, the parties agree as follows:

1.              Title and Work Location. During the period of Executive’s employment with the Company, the Company shall employ Executive, and Executive shall serve as President, Enterprise Growth and Global Markets. The Executive’s principal place of employment shall be located at his home in [        ] with the ability to work in the Purchase, NY office from time to time as reasonably required, subject to Teladoc Health’s business needs, and as necessary for the Executive to fulfill his duties to the business of the Company. The Executive’s home in [         ] will be his place of work unless the Executive and the Company mutually agree that his place of work will change; however, Executive may be expected to travel to and work from another company office or location from time to time, as required to, in a satisfactory manner, fulfill the duties of Executive’s position. Should a permanent relocation be requested for this position, the Company and Executive will work to determine a mutually agreeable work location.

2.	Duties and Responsibilities of Executive.

(a)               While employed by the Company, Executive shall devote substantially all of Executive’s business time and attention to the business of the Company or its Affiliates, as applicable, will act in the best interests of the Company and will perform with due care Executive’s duties and responsibilities. Executive’s duties will include those normally incidental to the position of President, Enterprise Growth and Global Markets as well as such additional duties of an executive and managerial nature, consistent with his position as may be assigned to him by the Chief Executive Officer (“Direct Manager”). The Executive will report directly to the Chief Executive Officer during his employment with the Company. If, at any time during his employment with the Company, Executive is required to report directly to anyone other than the Company’s Chief Executive Officer (other than to the Company’s Board of Directors), it shall constitute a material breach of this Agreement and shall constitute “Good Reason” under the Severance Plan (as defined hereinafter). It is anticipated that Executive’s duties will include, inter alia: overseeing, managing and directing all growth aspects of the operations of the Company, including revenue generation and certain strategic decisions, direct or indirect supervision of personnel of the Company, and other duties consistent with the responsibilities of the President, Enterprise Growth and Global Markets position as well as all such duties, responsibilities and reporting obligations as the Board of Directors of the Company and/or the Executive’s Direct Manager may establish from time to time. While employed by the Company, Executive will not hold any type of outside employment, engage in any type of consulting or otherwise render services to or for any other person or business without the advance written consent of the Company; provided that Executive may manage personal investments and engage in charitable and civic activities, so long as such activities do not materially interfere with Executive’s obligations to the Company and do not utilize Company resources.

(b)               Executive represents and covenants that, in the course of his employment herein, he shall not use or disclose any confidential or protected information belonging to any of Executive’s previous employers unless specifically allowed to do so under a written agreement. The Company represents and covenants that, in the course of performing his duties hereunder, Executive shall not be required to disclose any confidential or protected information belonging to any of Executive’s previous employers. Executive represents and warrants that he has reviewed and disclosed any prior agreements that would prevent or restrict him from engaging in activities competitive to any former employer or from directly or indirectly soliciting any employee, client or customer to leave the employ of, or transfer its business away from, any former employer, or if he is subject to such agreements, he has complied and will comply with it, and his employment with the Company does not violate any such agreements. He further confirms that he will not remove or take any materials of any kind, electronic or otherwise, with him from any employer to the Company without written authorization from that employer and that he has not done so.

(c)               During the term of this Agreement, Executive shall comply with all applicable law, all Company policies and procedures, and all reasonable rules and regulations adopted by Company in connection with the conduct of its business, and shall render services in a competent, conscientious and professional manner and as instructed by Company in all matters, including those involving taste and judgment.

3.                  Compensation. Any salary, bonus and other compensation payments hereunder shall be subject to all applicable payroll and other taxes, deductions and withholdings.

(a)               While Executive is employed by the Company, the Company shall pay to Executive a base annualized salary of $500,000 (the “Base Salary”) in consideration for Executive’s services under this Agreement, payable on a bi-weekly basis, and Executive hereby elects to be paid on a bi-weekly basis. The Base Salary shall be subject to modification from time to time as determined by the Company in its discretion.

(b)               Executive shall be eligible to receive an annual corporate bonus with a target amount equal to 100% of his then-applicable base salary. You will be guaranteed to receive such a bonus for 2022. This annual corporate bonus will be paid at the normal date all corporate bonuses are paid. After 2022, the executive will be eligible to receive an annual bonus targeted at 75% of his then-applicable base salary, based on achievement of specified goals to be established by Executive’s Direct Manager, in consultation with the Executive, at the Executive’s Direct Manager’s sole and absolute discretion. Bonuses are intended to incentivize retention, follow up and future commitment to the Company. Therefore, no bonus will be earned, due or payable unless Executive is actively employed in good standing through the last day of the year for which such bonus is payable. The bonus, if any, will be payable no later than March 15th of the calendar year following the last day of the year for which the bonus is paid.

(c)               In exchange for Executive’s acceptance and compliance with this Agreement (including Section 10 below), the Executive will also receive a new hire equity grant having a value, as of the date of grant, equal to seven million dollars ($7,000,000.00), 100% of which will be in the form of restricted stock units (“RSUs”) The RSUs will vest in the following manner: 1/3 of the RSUs will vest on the first anniversary of the Effective Date, and the remaining 2/3 of the RSUs will vest in equal quarterly installments beginning on the 15-month anniversary of the Effective Date and ending on the 3-year anniversary of the Effective Date, subject to the Executive’s continued employment through each vesting date.

(d)               As part of Teladoc Health’s annual compensation process, Executive will receive the Teladoc Health equity refresh, currently scheduled for March 2023, of four and a half million dollars ($4,500,000), to be delivered as 50% Restricted Stock Units (RSUs) and 50% Performance Stock Units (PSUs), subject to the sole and absolute discretion of the Compensation Committee of Teladoc Health’s Board of Directors. After 2023, Executive’s annual equity awards shall have a target value of not less than four and a half million dollars ($4,500,000), subject to the sole and absolute discretion of the Compensation Committee of Teladoc Health’s Board of Directors.

(e)               In exchange for Executive’s acceptance and compliance with this Agreement (including Section 10 below), Executive shall also receive a sign-on bonus advance equal to $550,000 (the “Sign-On Bonus Advance”), less applicable withholdings, payable on the Executive’s first pay date following the Effective Date of this Agreement.

4.                  Term of Employment. Executive is expected to remain employed with the Company for a period of not less than two (2) years, subject to earlier termination as expressly permitted under the terms of this Agreement. Specifically, and notwithstanding any other provision of this Agreement, Executive’s employment pursuant to this Agreement may be terminated at any time in accordance with Section 6.

5.                  Benefits. Subject to the terms and conditions of this Agreement, Executive shall be entitled to the following benefits while employed by the Company:

(a)               Benefits. Executive shall be invited to participate in the same benefit plans and fringe benefit policies in which other similarly situated Company employees are eligible to participate. All such participation shall be subject to applicable eligibility requirements and the terms and conditions of all plans and policies, which are subject to change in the Company’s sole discretion from time to time.

(b)               Business Expenses. Executive shall be entitled to reimbursement for business expenses under the same policies that apply to other similarly situated Company employees as determined by the Company from time to time.

6.	Termination of Employment.

(a)               Severance Plan. Immediately upon beginning employment with the Company, Executive shall be eligible to participate in the Teladoc Health, Inc. Senior Leader Severance Plan (the “Severance Plan”), attached hereto as Exhibit A, as the same may be amended from time to time; provided, however, that the applicable terms thereof shall be amended by the provisions of this Section 6, interpreted reasonably so as to effect the intention of the parties hereto to both ensure that the benefits set forth herein represent the minimum Executive shall be entitled to in each case, but without duplicating any particular category of benefit between this Agreement and the Severance Plan.

(b)               Company’s Right to Terminate Executive’s Employment for Cause. The Company shall have the right to terminate Executive’s employment with the Company at any time for “Cause.” For purposes of this Agreement, “Cause” shall mean: (i) the willful and continued failure by Executive to substantially perform his or her duties to the Company (other than any such failure resulting from Executive’s incapacity due to physical or mental illness), after demand for substantial performance is delivered by the Company that specifically identifies the manner in which the Company believes Executive has not substantially performed his or her duties, which is not cured within thirty (30) days after notice of such failure has been given to the Executive by the Company; (ii) the willful engaging by the Executive in misconduct that is significantly injurious to the Company, monetarily, in reputation or otherwise, including any conduct that is in violation of the written employee workplace policies of the Company; or (iii) the Executive’s commission of any felony, or any crime involving dishonesty in respect of the business or affairs of the Company or any of its subsidiaries. For purposes of this Section 6(a), no act, or failure to act, on the Executive’s part shall be considered “willful” unless done, or omitted to be done by him or her not in good faith and without reasonable belief that his or her action or omission was in the best interest of the Company.

(c)               Company’s Right to Terminate for Convenience. Upon thirty (30) days’ advance written notice, the Company shall have the right to terminate Executive’s employment for convenience.

(i)                 Should Executive’s employment be terminated for convenience by the Company at any time within the first eighteen (18) months of employment with the Company, Executive shall be eligible to receive the following as severance, provided Executive agrees to the Company’s proposed severance agreement:

(1) one year of his then-applicable base salary; (2) payment for twelve (12) months of COBRA premiums, provided that Executive is eligible for and timely elect COBRA coverage and Executive is not eligible for group health insurance coverage through another employer; (3) an amount equal to one hundred percent (100%) of Executive’s target annual bonus for the year in which such termination of employment occurs; and (4) any equity that Executive may be entitled, had he been employed with the Company for an additional twelve (12) months from termination of employment, including awards vesting with respect solely to time and awards determined and vesting with respect to both time and one or more corporate performance conditions.

(ii)              Should Executive’s employment be terminated for convenience by the Company upon or following the first eighteen (18) months of employment with the Company, Executive shall be eligible to receive the benefits set forth in the Severance Plan; provided, however, that the following modifications shall be applicable to the severance benefits provided for in Sections 2.1 and 2.2 of the Severance Plan (capitalized terms used in this Section 6 shall have the meanings set forth in the Severance Plan):

(1)               Continuation of Base Salary under Section 2.1(a) of the Severance Plan shall be for a period of twelve (12) months;

(2)               The amount payable under Section 2.1(b) of the Severance Plan shall be equal to one hundred percent (100%) of Executive’s target annual bonus for the year in which the Severance Date occurs;

(3)               The CIC COBRA Severance Period for purposes of Section 2.1(d) shall be equal to twelve (12) months;

(4)               For purposes of Section 2.2(a), continuation of Executive’s Base Salary shall be for a period of twelve (12) months;

(5)               For purposes of Section 2.2(c), the reference to “Standard Severance Period” shall mean the twelve (12) month period of Executive’s period of Base Salary continuation; and

(6)               In addition to other severance benefits provided for in Section 2.2, if Executive is eligible for such benefits consistent with the requirements of the Severance Plan, Executive shall be immediately vested in any equity based awards that are vested on the basis of continued employment only, to the extent such equity based awards would have become vested within the twelve (12) month period following Executive’s termination of employment during the first eighteen (18) months of employment and within the six (6) month period following Executive’s termination of employment on or after eighteen (18) months of employment, and shall be vested with respect to equity based awards that have performance based vesting conditions if the relevant performance based conditions are satisfied within the twelve (12) month period following Executive’s termination of employment during the first eighteen (18) months of employment and within the six month (6) period following Executive’s termination of employment on or after eighteen (18) months of employment.

(d)               Death or Disability. Upon the death or Disability of Executive, Executive’s employment with Company shall terminate with no further obligation under this Agreement of either party, or their successors in interest; provided that the Company shall pay to the estate of Executive any outstanding amounts due under this Agreement. For purposes of this Agreement, a “Disability” shall exist if Executive is unable to perform the essential functions of his position, with reasonable accommodation, due to physical or mental illness or injury which continues for a period in excess of three (3) consecutive months. The determination of a Disability will be made by the Company; provided that if the Executive disputes the determination, the matter shall be submitted to a qualified doctor mutually acceptable to the Company and the Executive for final determination, and the Executive shall submit to such examinations as the doctor shall reasonably request in order to enable the doctor to make the determination. If requested by the Company, Executive shall submit to a mental or physical examination to be performed by an independent physician selected by the Company to assist the Company in making such determination.

(e)               Executive’s Right to Terminate for Convenience. Executive shall have the right to terminate his employment with the Company for convenience at any time upon thirty (30) days advance written notice to the Company.

(f)                Effect of Termination. In the event of Executive’s termination of employment for any reason, the Company shall pay Executive (1) all earned Base Salary through the date of termination, (2) any vested benefits to which Executive is entitled under the terms of a Company sponsored employee benefit plan as of the date of termination and (3) payment or reimbursement of business expenses Executive incurred prior to the date of termination under Section 6 above (collectively the “Accrued Obligations”). The Accrued Obligations shall be paid to Executive in accordance with applicable law and shall be subject to applicable tax and withholding.

(g)               Termination of Employment. All references in this Agreement to Executive’s termination of employment shall mean and be deemed to occur only if and when a “separation from service” within the meaning of Section 409A and the applicable regulations thereunder has occurred.

7.                  Conflicts of Interest. Executive agrees that he shall promptly disclose to the Company’s Chief Legal Officer any potential or actual conflict of interest involving Executive upon Executive becoming aware of such potential or actual conflict.

8.	Confidential Information.

(a)               “Confidential Information” means information, or a compilation of information, in any form (tangible or intangible), related to the Company’s or any of the Related Companies’ business and of value to it that Executive first acquires or gains access to as a consequence of Executive’s employment with the Company if the Company has not made it public or authorized public disclosure of it and it is not readily available through lawful and proper means to the public or others in the industry who have no obligation to keep it confidential. Confidential Information includes, but is not limited to: the Company’s business plans, financial information and analysis, customer and prospective customer lists, employee lists, marketing plans and strategies, research and development data, buying practices, vendor lists, internal business methods, techniques, technical data, know-how, innovations, computer programs, un-patented inventions, and trade secrets; and information about the business affairs of third parties (including, but not limited to, customers, licensors and suppliers) that such third parties provide to Company in confidence. Due to its special value and utility as a compilation, a confidential compilation will remain protected as Confidential Information even if some items of information within the list are in the public domain. Private disclosure of otherwise Confidential Information to parties the Company is doing business with for business purposes will not cause the information to lose its protected status under this Agreement.

(b)               During Executive’s employment and for so long thereafter as the information qualifies as “Confidential Information” under this Agreement, Executive shall not engage in any use or disclosure of Confidential Information that is not authorized by the Company and undertaken for the benefit of the Company, except as may be permitted under Section 15 (Protected Conduct) below. These obligations do not prohibit Executive’s use of generally available knowledge, skill and education that is not specific to the Company or its business relationships but is instead knowledge generic to the industry or Executive’s profession. Executive shall comply with all Company policies and directives concerning the use, storage, and transfer of Confidential Information. Unless prohibited by law from doing so, Executive will notify the Company as quickly as possible after being served with a subpoena, order, or other legal mandate requiring the production of Confidential Information so that the Company can take reasonable steps to protect its interests.

9.	Intellectual Property.

(a)               Executive understands that Executive is being employed and paid to use all of Executive’s abilities, including creative and inventive skills, for the benefit of the Company. Accordingly, Executive agrees that any inventions, improvements, discoveries, ideas, concepts, trademarks, service marks, trade names, copyright eligible works of authorship and mask works (hereinafter referred to collectively as “Intellectual Property”) that Executive develops, discovers, conceives or creates while employed with the Company or providing services to an Affiliate, alone or with others, during regular working hours or outside of them, that either: (i) relates to the business of the Company or the Affiliate or their actual or demonstrably anticipated research and development, (ii) is developed or discovered with the assistance of Confidential Information, tools, equipment, personnel or other resources of the Company or a Related Company, or (iii) is suggested by, related to, or result from any work performed by Executive for the Company or an Affiliate; will be deemed “Work Product.” Executive hereby fully and finally assigns to the Company all right, title and interest in and to all of Executive’s Work Product. Executive’s Work Product will be the property of the Company from the date of conception, irrespective of when, how, or if it is ever reduced to tangible form or practice. Executive’s assignment of Work Product shall include assignment to the Affiliate where the interests of an Affiliate are involved as determined by the Company. Notwithstanding the forgoing, nothing in this Agreement creates or requires assignment of an invention that cannot be assigned in an employment agreement under controlling law where controlling state law has such a limitation.

(b)               All original works of authorship made by Executive, solely or jointly with others, while employed with the Company that relate to the Company’s line of business will be considered done within the scope of Executive’s employment and thus “work made for hire” under the Copyright Act of 1976 (17 U.S.C. § 101) and all comparable laws throughout the world. All ownership and copyrights in this “work for hire” will belong exclusively to the Company or its designee, and to the extent any rights therein are not automatically conveyed to the Company they will be deemed assigned to the Company. In this respect, the covered original works of authorship are also Work Product. Original works of authorship (Work Products) covered by the foregoing are understood to include, without limitation, all writings, source code, computer programs, algorithms, photos, images, drawings, branding concepts, and other work product of any nature whatsoever consisting of copyrightable subject matter. Executive waives all claims Executive may now or hereafter have to rights of paternity, integrity, disclosure and withdrawal, artists’ rights, and any other rights that may be known as “moral rights” with respect to the above-referenced work made for hire, Work Product, and all derivative works thereof.

(c)               Executive shall, during and after Executive’s employment with the Company, execute all documents, and will assist the Company in every reasonable and proper way, to obtain and enforce patents, trademark registrations, service mark registrations and copyrights for the Intellectual Property in any and all countries. The Company will pay the expenses for obtaining and enforcing these patents, trademark registrations, service mark registrations, and copyrights. If Executive retains ownership of any item of Intellectual Property or copyright eligible work that is incorporated into a Company product or service (an item of “Incorporated IP”), Executive grants to the Company, a non-exclusive, fully-paid (royalty-free) and irrevocable worldwide license to incorporate into its products and services, reproduce, make derivative works of, sell, and otherwise use the Incorporated IP.

10.              Non-Competition. Executive agrees that during employment and for a period of one (1) year from the date Executive resigns for convenience or is terminated for Cause (the “Restricted Period”), Executive shall not, anywhere within the Territory (defined below), directly or through the direction or control of others, acting individually or as an owner, shareholder, partner, employee, contractor, agent or otherwise, on behalf of a Direct Competitor (defined below): (i) provide services that are the same as or similar in function or purpose to the services Executive provided to the Company during the last two (2) years of employment or such shorter period of time as Executive has been employed (the “Look Back Period”) or (ii) provide services that are otherwise likely or probable to result in the use or disclosure of Confidential Information to a Direct Competitor. Notwithstanding the foregoing, Executive may accept employment with a Direct Competitor if the part of the Direct Competitor’s business in which Executive accepts employment is not a business that competes with a portion or division of the Company’s business that Executive had involvement with or access to Confidential Information about during the Look Back Period, if prior to acceptance, Executive provides the Company written notice of the position Executive is taking and provides written assurances satisfactory to Company that the position will not involve a competing product and/or service of which Executive had involvement or access to Confidential Information about, cause harm to Company’s customer and business relationships, or involve use of Confidential Information. Only the Company’s Vice President and Corporate Counsel – Global Labor and Employment and/or Chief Legal Officer has authority to advise whether the written assurances provided by the Executive pursuant to this Section are satisfactory.

Because Executive is employed in a senior management position, for the purpose of defining “Territory,” Executive is presumed to have had a material presence or influence, and/or had Confidential Information about the Company’s business throughout the United States (including state and state-equivalents and county and county-equivalents therein) and internationally, as the Company and Executive agree that the Company’s business is conducted nationwide and international. Executive is responsible for seeking clarification from the Company’s Vice President and Corporate Counsel – Global Labor and Employment and/or Chief Legal Officer if it is unclear to Executive at any time what the scope of the Territory is.

“Direct Competitor” is defined as any entity engaged in the developing, marketing, or selling of any product(s) and service(s) the Company is developing, marketing, selling, or has plans to develop, market, or sell at the time of Executive’s termination of employment in which Executive had involvement or about which Executive obtained Confidential Information (defined herein) during the Look Back Period (defined herein).

This Section 10, alone, will not be effective if Executive is terminated without Cause or is laid off due to a reduction in force.

Executive acknowledges that he would not be eligible for the promises and benefits provided under this Agreement, including but not limited to Sections 3(c), 3(d) and 3(e), absent his agreement to this Section 10, and that these promises and benefits constitute good, sufficient, fair, reasonable, and mutually agreed upon consideration for this Section 10.

11.              Non-Solicitation -- Employee. Executive agrees that during the Restricted Period, Executive will not, in person or through the assistance of others, knowingly participate in soliciting or communicating (verbally, electronically, or in writing) with a Covered Worker (defined herein) for the purpose of persuading the Covered Worker to go to work for a Direct Competitor or to end or modify the Covered Worker’s relationship with the Company. “Covered Worker” means a current employee of the Company about whom Executive gained knowledge of through Executive’s employment with the Company, with whom Executive worked, or about whom Executive acquired Confidential Information, or any former employee of the Company about whom Executive gained knowledge of through Executive’s employment with the Company, with whom Executive worked, or about whom Executive acquired Confidential Information and who has been employed or engaged by the Company at any time during the three months prior to the date of Covered Worker’s termination. Nothing herein is intended to be or is to be construed as a prohibition against general advertising such as “help wanted” ads that are not targeted at the Company’s employees.

12.              Non-Solicitation -- Customer. Executive agrees that during the Restricted Period, Executive will not, working alone or in conjunction with one or more other persons or entities, whether for compensation or not, on behalf of a Direct Competitor: (i) solicit, assist in soliciting, or facilitate the solicitation of business that is competitive to that of the Company or for the purpose of disadvantaging the Company’s business in any way, to any and all customers of the Company with respect to whom Executive had Material Business- Related Contact (defined below) or accessed or received Confidential Information about during the Look Back Period (“Covered Customer”); or (ii) interfere with the Company’s business relationship with any Covered Customer.

“Material Business-Related Contact” means a direct, substantive conference, meeting, correspondence, discussion, or other contact or communication (but not merely a mass mailing, “cold call” telephone solicitation, incidental meeting at trade shows or conventions or other like incidental contacts), that is intended to result in, lead to, maintain, increase, facilitate, further or otherwise aid, the sale, or other provision of product(s) or service(s) sold or provided by the Company. For the purposes of Sections 11 and 12, “solicit” means to interact with someone in an effort to cause or encourage the person or entity to do something, regardless of which party first initiates contact. The non-solicitation covenants in Sections 11 and 12 are understood to be inherently and reasonably limited by geography to those locations and/or places of business where the Covered Customer, or Covered Worker is located and available for solicitation. Where (and only where) a different form of geographic limitation is required by applicable state law for enforcement, the covenants will be considered limited to Executive’s Territory.

13.              Reasonableness of Covenants and Enforcement. Executive agrees that, in his work as President, Enterprise Growth and Global Markets, he will be exposed to or create Confidential Information, Work Product, trade secrets, goodwill, and other business relationships. Executive agrees that the covenants contained in this Agreement are necessary for the protection of these legitimate business interests of the Company, are reasonable in scope of duration, geography, and activities, and are consonant with public policy. Executive agrees that any breach or threatened breach of the covenants contained in this Agreement will cause the Company irreparable harm, and therefore the Company may seek emergency, temporary, preliminary, or other injunctive relief to prevent or remedy such breach or threatened breach. Executive further agrees that should he breach this agreement and/or dispute or challenge the enforceability of any provisions of this Agreement, the restrictive periods set forth above (and all subsections therein) shall be tolled until such time as Executive’s breach has ended or until his challenge or dispute has been resolved. If an Arbitrator or court of competent jurisdiction finds any of the restrictions in this Section to be unenforceable because they extend for too long a period of time or over too great a range of activities or in too broad a geographic area, such restriction(s) shall be interpreted to extend only over the maximum period of time, range of activities, or geographic areas as to which it or they may be enforceable. It is the parties’ intent that the court shall reform this Agreement if necessary to render it enforceable to the fullest extent under the applicable law.

14.              Non-Disparagement. Executive shall not at any time, whether during or after employment with the Company, in any way undertake to disparage, demean, or cast in a false, misleading or negative light, the Company, its products, services, officers, directors, employees, agents, affiliates, vendors, or customers, or their successors, or in any other way publish negative statements about them or exhibit an attitude of hostility toward them; provided, however, that nothing herein will prohibit Executive from providing truthful testimony in a legal proceeding or prohibit conduct that is Protected Conduct under Section 15 below. Moreover, nothing herein shall prevent Executive from discussing the underlying details of any claim of harassment, discrimination or retaliation. Additionally, the Chief Executive Officer, President, U.S. Group Health, Chief People Officer, Chief Innovation Officer, President, Better Help, Chief Financial Officer, President, International, President, Hospital and Health Systems, Chief Medical Officer, Senior Vice President, Corporate Strategy, Senior Vice President of Corporate Development, SVP, Investor Relations, Chief Legal Officer, Chief Marketing & Engagement Officer, and Chief Operating Officer shall not at any time after Executives employment with the Company, in any way undertake to disparage, demean, or cast in a false, misleading or negative light, the Executive, or in any other way publish negative statements about him or exhibit an attitude of hostility towards him; provided, however, that nothing herein will prohibit Executive from providing truthful testimony in a legal proceeding or prohibit conduct that is Protected Conduct under Section 15 below.

15.              Protected Conduct. Executive understands that nothing in this Agreement prohibits Executive from opposing or reporting to the relevant law-enforcement agency (such as the Securities and Exchange Commission) an event Executive reasonably and in good faith believes is a violation of law, requires notice to or approval from Company before doing so, or prohibits cooperating in an investigation conducted by such a government agency, nor does it prohibit disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that Executive has reason to believe is unlawful. Executive acknowledges notice that pursuant to the Defend Trade Secrets Act (DTSA): (1) no individual (consultant, contractor or employee) will be held criminally or civilly liable under Federal or State trade secret law for the disclosure of a trade secret that: (a) is made in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and made solely for the purpose of reporting or investigating a suspected violation of law; or, (b) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal so that it is not made public; and, (2) an individual who pursues a lawsuit for retaliation by an employer for reporting a suspected violation of the law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal, and does not disclose the trade secret, except as permitted by court order. The foregoing will not be construed to invite, permit, or limit liability for otherwise illegal activity such a breaking and entering, illegal computer access (hacking) or theft of the Company property.

16.              Defense of Claims. Executive agrees that, during the Employment Period and thereafter, upon reasonable request from the Company, Executive will reasonably cooperate with the Company or its Affiliates in the defense of any claims or actions that may be made by or against the Company or its Affiliates that relate to Executive’s actual or prior areas of responsibility, except if Executive’s reasonable interests are adverse to the Company or its Affiliate(s), as applicable, in such claim or action. The Company agrees to pay or reimburse Executive for all of Executive’s reasonable travel and other direct expenses incurred, or to be reasonably incurred, to comply with Executive’s obligations under this Section 16. Reimbursement of expenses under this Section 16 shall be made no later than thirty (30) days after Executive submits all supporting documentation. Executive is not permitted to receive a payment or benefit in lieu of or in exchange for reimbursement under this Section 16. The amount of expenses eligible for reimbursement in one year will not affect the amount of expenses eligible for reimbursement in any other year.

17.              Withholdings; Right of Offset. The Company may withhold and deduct from any payments made or to be made pursuant to this Agreement (a) all federal, state, local and other taxes as may be required pursuant to any law or governmental regulation or ruling or (b) any deductions consented to in writing by Executive.

18.              Title and Headings; Construction; Severability. Titles and headings to Sections hereof are for the purpose of reference only and shall in no way limit, define or otherwise affect the provisions hereof. Any and all exhibits or attachments referred to in this Agreement are, by such reference, incorporated herein and made a part hereof for all purposes. The words “herein,” “hereof,” “hereunder” and other compounds of the word “here” shall refer to the entire Agreement and not to any particular provision hereof. In case any provision of this Agreement shall be invalid, illegal or otherwise unenforceable, the validity, legality and enforceability of the remaining provisions shall in no way be affected or impaired thereby. If any restriction set forth in this Agreement is found by any court or Arbitrator of competent jurisdiction to be unenforceable because it extends for too long a period of time or over too great a range of activities or in too broad a geographic area, it shall be interpreted to extend only over the maximum period of time, range of activities or geographic area as to which it may be enforceable. The Parties consent to such a modification process and specifically request it as a material part of this Agreement. The restrictions and covenants in this Agreement shall remain in full force and effect notwithstanding any change in the terms and conditions of Executive’s relationship with the Company, and shall survive the termination of Employee’s employment with the Company.

19.              Applicable Law; Submission to Jurisdiction. This Agreement shall in all respects be governed and construed according to the laws of New Jersey. Subject to the parties’ arbitration agreement, the parties hereby consent, recognize, and agree that should any resort to a court be necessary for any disputes related to Executive’s employment with the Company, then they consent to the exclusive jurisdiction, forum and venue of the federal courts located in New Jersey.

20.              Entire Agreement and Amendment. This Agreement contains the entire agreement of the parties with respect to the matters covered herein; moreover, this Agreement supersedes all prior and contemporaneous agreements and understandings, oral or written, between the parties hereto concerning the subject matter hereof. This Agreement may be amended only by a written instrument executed by both parties hereto.

21.              Waiver of Breach. Any waiver of this Agreement must be executed by the party to be bound by such waiver. No waiver by either party hereto of a breach of any provision of this Agreement by the other party, or of compliance with any condition or provision of this Agreement to be performed by such other party, will operate or be construed as a waiver of any subsequent breach by such other party or any similar or dissimilar provision or condition at the same or any subsequent time. The failure of either party hereto to take any action by reason of any breach will not deprive such party of the right to take action at any time while such breach continues.

22.              Assignment. This Agreement is personal to Executive, and neither this Agreement nor any rights or obligations hereunder shall be assignable or otherwise transferred by Executive. The Company may assign this Agreement to any of its Affiliates and to any successor (whether by merger, purchase or otherwise) to all or substantially all of the equity, assets or businesses of the Company, if such successor expressly agrees to assume the obligations of the Company hereunder.

23.              Affiliates. For purposes of this Agreement, the term “Affiliates” is defined as any person or entity Controlling, Controlled by, under common Control with the Company, or managed by the same executives as those who manage the day to day operations of the Company. The term “Control,” including the correlative term “Controlled By” means possession, directly or indirectly, of the power to direct or cause the direction of management or policies (whether through ownership of securities or any Company or other ownership interest, by contract or otherwise) of a person or entity. For the purposes of the preceding sentence, Control shall be deemed to exist when a person or entity possesses, directly or indirectly, through one or more intermediaries (a) in the case of a corporation more than 50% of the outstanding voting securities thereof; (b) in the case of a limited liability company, partnership, limited partnership or venture, the right to more than 50% of the distributions therefrom (including liquidating distributions); or (c) in the case of any other person or entity, more than 50% of the economic or beneficial interest therein.

24.              Notices. Notices provided for in this Agreement shall be in writing and shall be deemed to have been duly received (a) when delivered in person, (b) on the first business day after such notice is sent by air express overnight courier service, or (c) on the third business day following deposit in the United States mail, registered or certified mail, return receipt requested, postage prepaid and addressed, to the following address, as applicable:

(a)	If to the Company, addressed to:

   Adam Vandervoort, Chief Legal Officer

   Teladoc Health, Inc.

   2 Manhattanville Road, 2nd Floor

   Purchase, New York 10577

(b)	If to Executive, addressed to:

   Laizer Kornwasser

   [

]

25.              Counterparts. This Agreement may be executed in any number of counterparts, including by facsimile or e-mail .pdf, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a copy hereof containing multiple signature pages, each signed by one party, but together signed by both parties hereto.

26.              Deemed Resignations. Unless otherwise agreed to in writing by the Company and Executive prior to the termination of Executive’s employment, any termination of Executive’s employment shall constitute: (i) an automatic resignation of Executive as an officer of the Company and each Affiliate of the Company, as applicable, and (ii) an automatic resignation of Executive from the Board (if applicable), from the board of directors of any Affiliate of the Company (if applicable), and from the board of directors or any similar governing body of any corporation, limited liability entity or other entity in which the Company or any Affiliate holds an equity interest and with respect to which board or similar governing body Executive serves as the Company’s or such Affiliate’s designee or other representative (if applicable).

27.              Compliance with Code Section 409A. The intent of the parties is that the payments and benefits under this Agreement be exempt from Code Section 409A, and the regulations and guidance promulgated thereunder and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be within the scope of available exemptions (including the “short-term deferral” exemption and the “separation pay” exemption found in Treasury Regulation Sections 1.409A-1(b)(4) and (9), respectively). To the extent that any reimbursements under this Agreement are not exempt from Code Section 409A, any such reimbursements payable to Executive shall be paid to Executive no later than December 31 of the year following the year in which the expense was incurred; provided, that Executive submits Executive’s reimbursement request promptly following the date the expense is incurred, the amount of expenses reimbursed in one year shall not affect the amount eligible for reimbursement in any subsequent year, other than medical expenses referred to in Code Section 105(b), and Executive’s right to reimbursement under this Agreement will not be subject to liquidation or exchange for another benefit. Notwithstanding anything in this Section 27 to the contrary, in no event shall the Company be deemed to have provided any representation or warranty regarding the tax treatment of any payments made to Executive by the Company and any taxes imposed on Executive in connection with such payments shall be the responsibility of Executive.

IN WITNESS WHEREOF, Executive and the Company each have caused this Agreement to be executed in its name and on its behalf, to be effective as of the Effective Date.

EXECUTIVE

/s/ Laizer Kornwasser
Laizer Kornwasser

Date: October 24, 2022

TELADOC HEALTH, INC.

By:	/s/ Adam C. Vandervoort
Name: Adam C. Vandervoort
Title: Chief Legal Officer

Date: October 24, 2022

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